EXHIBIT 10.7

Summary Description of
Named Executive Officer Compensation

As part of the Company’s general salary and wage reductions, in February of 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of TETRA Technologies, Inc. (the “Company”), at the request of Company management, approved reductions in the base annual salaries of certain officers of the Company, including the officers who were identified as named executive officers in the Company’s 2016 proxy statement. The effect of such salary reductions for the named executive officers was to reduce their respective annual base salaries by ten percent (10%) for an initial period of six months, which was later extended through year end. In May of 2016, the Compensation Committee approved an additional ten percent (10%) reduction in the base annual salaries of such officers. In January of 2017, the Compensation Committee approved partial reinstatement of the reduced portion of the named executive officers' base salaries.

The following table sets forth the reduced base salaries currently in effect for each individual identified as a named executive officer in the Company’s 2016 proxy statement.

Named Executive Officer	Title	Current Base Salary
Stuart M. Brightman	President and Chief Executive Officer	$562,499
Elijio V. Serrano	Senior Vice President and Chief Financial Officer	$370,431
Joseph Elkhoury	Senior Vice President and Chief Operating Officer	$405,000
Peter J. Pintar	Senior Vice President	$333,216
Bass C. Wallace, Jr.	Senior Vice President and General Counsel	292,032

There have been no other changes in compensation for current officers who were identified as named executive officers in the Company's 2016 proxy statement.